True Leaf Brings Monashee Gateway Business Park to Market

Phase one lot sales will unlock approximately $6.4 million in land value to significantly strengthen the company's financial position

September 20, 2021 - Vernon, B.C. - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") is advancing plans to strengthen its financial position as it prepares to launch full-scale cannabis operations. The Company has listed for sale phase one of its Monashee Gateway Business Park project in Lumby. This first phase includes six lots covering 7.8 acres of land valued at approximately $6.4 million in the Okanagan commercial real estate market. An additional 32 acres will be subdivided and developed in subsequent phases.

"This project is an innovative financial solution that secures the future of True Leaf," says Darcy Bomford, CEO of True Leaf. "If successful, it will allow us to continue to invest in our new business model and launch our market-ready services program for micro-cultivators on strong financial footing. Our focus remains on working towards delivering strong and sustainable value for our shareholders."

True Leaf's 19,500 square foot craft cannabis facility will anchor the Monashee Gateway Business Park. The project, which has full local government and community support, will create a diverse and vibrant economic hub in Lumby. The site offers a variety of possibilities for build-to-suit industrial, manufacturing, and office users. The project also provides a unique opportunity for craft cultivators to access land zoned for regulated cannabis activities.

"Demand for industrial land in British Columbia is at an all-time high," says Jeff Brown, team leader at William Wright Commercial Real Estate Services and sales agent for the project. "The market's response has been extremely positive surrounding this project, and this opportunity provides accessibility to the same product at a fraction of the cost compared to the neighbouring city only a 10-minute drive down the road. We are looking forward to attracting new businesses to the Village of Lumby and anticipate that this will be a common trend as companies pivot towards ancillary markets for more approachable property values."

More information on the Monashee Gateway Business Park is available at www.williamwright.ca.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores, the expected market for craft cannabis products, and the successful sale of the lots forming the first phase of the Monashee Gateway Business Park. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company obtains a federal sales license from Health Canada, whether or not the Company is successful in selling the lots forming the first phase of the Monashee Gateway Business Park, and impact of general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.